Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

NeurogesX, Inc. Secures $20 Million Debt Facility

San Mateo, Calif., August 8, 2011 – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today announced that it has entered into a $20 million loan agreement with Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC). The loan agreement includes both a $5 million accounts receivable line of credit and a $15 million term loan.

Proceeds are expected to further support commercialization activities for Qutenza® (capsaicin) 8% patch, the clinical development of the Company’s lead product candidate, NGX-1998, a non-patch topically applied liquid formulation of high-concentration capsaicin as well as general corporate purposes.

Stephen Ghiglieri, Executive Vice President, COO and CFO commented, “This debt facility is a key ingredient in our overall strategy to provide sufficient capital to advance the commercial efforts with Qutenza and the development of our NGX-1998 topical liquid formulation product candidate. We believe that this facility, together with the $20 million equity private placement we completed on July 26, 2011, gives us the necessary cash to take us into 2013 and enables us to pursue partnering activities that could further support the advancement of Qutenza and NGX-1998.”

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN), also known as HIV-associated neuropathy or HIV-distal sensory polyneuropathy.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and patient enrollment and dosing has been completed in a Phase 2 clinical trial of NGX-1998 in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.4 billion in flexible financing solutions to over 170 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, ranging from $500,000 to $30 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts and Colorado. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding expected uses of the proceeds from the debt financing with Hercules, as well as the expected benefits resulting from such proceeds; NeurogesX’ ability to fund its operations, based on existing cash as well as the proceeds from the Hercules debt financing and the July 2011 private placement equity financing, into 2013; the potential pursuit of partnering activities for NGX-1998; expectations regarding the submission of the supplemental new drug application for label expansion of Qutenza; and the potential benefits of Qutenza and NGX-1998. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in the submission of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-associated peripheral neuropathy (HIV-PN); market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998; and risks and uncertainties associated with NeurogesX’ ability to meet conditions under the Hercules loan agreement which could trigger a repayment obligation or prevent access to additional funds under such facility. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

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